SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2005 (January 4, 2005)

National HealthCare Corporation
(Exact name of Registrant as specified in its charter)

Delaware	333-37185	52-2057472
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.02 Departure of Directors or Principal Officers; Election of Directions; Appointment of Principal Officers.

On January 4, 2005, National HealthCare Corporation announced the promotion of Mike Ussery to Senior Vice President of Operations and the promotion of Greg Bidwell to Senior Regional Vice President. A copy of the press release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National HealthCare Corporation

By: /s/ Robert G. Adams
Name: Robert G. Adams
Title: President

Date: January 4, 2005

Exhibit Index

Number	Exhibit
99	Press release, dated January 4, 2005

EXHIBIT 99

For release: January 4, 2005

Contact: Gerald Coggin, Senior Vice President of Corporate Relations

Phone: (615) 890-2020

Ussery, Bidwell Named to NHC Posts

MURFREESBORO, Tenn. -- National HealthCare Corporation's President Robert Adams (AMEX: NHC), today announced the promotion of two long-term employees to Senior Vice President of Operations and Central Regional Vice President.

Mike Ussery, a 24-year veteran of the company, was promoted to Senior Vice President of Operations. During his tenure with NHC, Ussery has served as senior regional vice president, regional vice president and administrator in multiple locations. Ussery also garnered numerous honors with the company including the top honor, Administrator of the Year in 1989.

"Mike has excelled at every position he's held with NHC," says Adams. "In his new role as senior vice president of operations, Mike will oversee the day to day operations of our long-term health care and assisted living centers. We believe Mike's tenure with the company and his relationships with our senior regional vice presidents, administrators and staff make him uniquely qualified for this position."

Greg Bidwell, a 19-year veteran of the company, will assume Ussery's previous position as Regional Vice President for the Central region. The region covers Middle Tennessee and Southern Kentucky. Bidwell most recently served as administrator of NHC HealthCare in Murfreesboro, Tenn. Bidwell's honors include Administrator of the Year in 1996 and Center of the Year in 2003.

"Greg has done an excellent job not only here in Murfreesboro but also at his previous post in Pulaski, Tenn." Adams said. "I know his experience as an award winning administrator will serve him well as he works with the central region."

NHC operates for itself and third parties 74 long-term health care centers with 9,177 beds. NHC also operates 31 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC's other services include managed care specialty medical units, Alzheimer's units and a rehabilitation services company. Other information about NHC can be found at www.NHCcare.com.